Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TG-17, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

TG-17, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is TG-17, Inc. (the “Corporation”), and that this corporation was originally incorporated pursuant to the General Corporation Law on June 29, 2018 under the name TG-17, Inc.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law, adopted resolutions further amending its Restated Certificate of Incorporation (as amended to date, the “Restated Certificate”) as follows:

(1) The first sentence of Article Fourth of the Corporation’s Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The Corporation has three classes of stock, referred to as Common Stock, Non-Voting Common Stock, and Preferred Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 112,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), (ii) 14,128,084 shares of Non-Voting Common Stock, $0.0001 par value per share (“Non-Voting Common Stock”) and (iii) 88,400,879 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

(2) The first paragraph of Part B of Article Fourth of the Corporation’s Restated Certificate is hereby amended and restated in its entirety to read as follows:

“14,128,084 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series CF Preferred Stock”; 25,356,256 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock”; 27,463,149 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock”; and 21,453,390 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-3 Preferred Stock”, each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth. References to “Preferred Stock” mean the Series CF Preferred Stock, Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock. References to “Voting Preferred Stock” mean Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock.”

THIRD: The foregoing amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[Signature Page to Follow]

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 24th day of January, 2025.

/s/ Doron Kempel
Doron Kempel
Chief Executive Officer

TG-17, INC.

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT